EXHIBIT 22






                                   Subsidiaries



                                                    Status as of
       Name                   Incorporation       December 31, 1993
       ----                   -------------       -----------------

Packerland Energy
  Services, Inc.                Wisconsin            Inactive

WPS Communications, Inc.        Wisconsin            Inactive

WPS Resources Corporation       Wisconsin            Inactive


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